Exhibit 99.1

Great Elm Capital Corp. Announces second Quarter 2020 Financial Results; BEGINS PORTFOLIO REPOSITIONING; MAINTAINS Liquid BALANCE SHEET; GROWS NET ASSETS; BOARD SETS fourth QUARTER 2020 DISTRIBUTION OF $0.083 PER SHARE PER MONTH

WALTHAM, MA, August 7, 2020 – Great Elm Capital Corp. (“we,” “us,” “our” or “GECC”), (NASDAQ: GECC), today announced its financial results for the quarter ended June 30, 2020.

FINANCIAL HIGHLIGHTS

▪	During the quarter ended June 30, 2020, we began repositioning the portfolio, including intentionally taking actions that depressed net investment income (“NII”) in order to create liquidity
▪

Specifically, as the impact of COVID-19 increased volatility in the leveraged credit secondary markets, we proactively monetized investments in anticipation of more attractive redeployment opportunities

▪	Toward the end of the quarter ended June 30, 2020 and following quarter end, we redeployed a majority of our cash into new, cash-generative investment opportunities that diversify our holdings
▪

As we continue to diversify our holdings, we intend to weight investments in specialty finance businesses, like Prestige Capital Finance, LLC (“Prestige”), whose performance has exceeded internal expectations, more significantly in our future portfolio

▪	NII for the quarter ended June 30, 2020 was approximately $0.9 million, or $0.09 per share, as compared to NII per share of $2.7 million or $0.26 per share for the quarter ended March 31, 2020
▪

The quarter-over-quarter reduction in NII was driven by the monetization of certain income-generating investments as we continued to meaningfully grow our cash balance and the loss of cash and noncash income from investments placed on nonaccrual status during the prior quarter

▪

Net realized gains for the quarter ended June 30, 2020 were approximately $0.9 million, or $0.09 per share. Net unrealized appreciation from investments for the quarter ended June 30, 2020 was approximately $1.7 million, or $0.16 per share

▪	As of June 30, 2020, our asset coverage ratio was approximately 144.5%, up from 141.1% as of March 31, 2020, vs. a minimum asset coverage ratio of 150.0% (the “Minimum ACR”)
▪

As a result of continuing to report an asset coverage ratio below the Minimum ACR, we are subject to certain limitations on our ability to incur additional debt, make cash distributions on junior securities or repurchase junior securities

▪	During the quarter ended June 30, 2020, we repurchased $4.2 million in aggregate principal of our senior notes at a weighted average price of $19.18 per note
▪	In August 2020, our Board of Directors (the “Board”) set monthly distributions of $0.083 per share for the fourth quarter of 2020
▪

The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders; the remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock

▪

Net assets on June 30, 2020 were approximately $53.2 million as compared to net assets on March 31, 2020 of $50.8 million, a 4.5% increase. NAV per share on June 30, 2020 was $5.10, as compared to NAV per share of $5.05 on March 31, 2020, as our share count increased by approximately 3.6%

“This quarter marked the beginning of GECC’s portfolio repositioning,” remarked Peter A. Reed, GECC’s Chief Executive Officer. “Our net investment income was substantially reduced by, among other drivers, proactive sales of investments to improve our liquidity profile. Since quarter end, we have made meaningful progress redeploying the bulk of our cash balance into high quality, income-generating investments. We remain focused on diversifying our portfolio, maintaining significant liquidity and further strengthening our balance sheet. Our investment in Prestige continues to exceed our expectations and has led to an increased number of opportunities in specialty finance. Going forward, we intend to increase our focus on the specialty finance sector.”

PORTFOLIO AND INVESTMENT ACTIVITY

As of June 30, 2020, we held 29 debt investments, totaling approximately $121.0 million and representing 82.7% of the fair market value of our total investments. First lien and/or secured debt investments comprised 98.4% of the fair market value of our debt investments. As of the same date, we held eight equity investments, totaling approximately $25.2 million and representing 17.3% of the fair market value of our total investments.

As of June 30, 2020, the weighted average current yield on our debt portfolio was 10.2%. Floating rate instruments comprised approximately 62.6% of the fair market value of debt investments.

During the quarter ended June 30, 2020, we deployed approximately $15.9 million into nine investments(1), at a weighted average current yield of 12.2% The weighted average price of the debt deployment activity was 92% of par.

During the quarter ended June 30, 2020, we monetized, in part or in full, 17 investments for approximately $37.5 million(2), at a weighted average current yield of 6.5%. The weighted average realized price was 98% of par.

CONSOLIDATED RESULTS OF OPERATIONS

Total investment income for the quarter ended June 30, 2020 was approximately $4.8 million, or $0.47 per share. Total expenses for the quarter ended June 30, 2020 were approximately $3.9 million, or $0.38 per share.

Net realized gains for the quarter ended June 30, 2020 were approximately $0.9 million, or $0.09 per share. Net unrealized appreciation from investments for the quarter ended June 30, 2020 was approximately $1.7 million, or $0.16 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2020, our cash balance was approximately $31.0 million, exclusive of our holdings of United States Treasury Bills. Total debt outstanding as of June 30, 2020 was $119.5 million, comprised of our 6.50% senior notes due September 2022 (NASDAQ: GECCL), our 6.50% senior notes due June 2024 (NASDAQ: GECCN) and our 6.75% senior notes due January 2025 (NASDAQ: GECCM). During the quarter ended June 30, 2020, we repurchased $4.2 million in aggregate principal of our senior notes at a weighted average price of $19.18 per note. Importantly, as of June 30, 2020, we had no secured credit facility, which allows for greater flexibility in the use of our cash and other assets.

As of June 30, 2020, our asset coverage ratio was approximately 144.5%, up from 141.1% as of March 31, 2020. We are subject to a Minimum ACR of 150.0%, per the proposal that was approved at our 2018 Annual Stockholders’ Meeting. As a result of continuing to report an asset coverage ratio below the Minimum ACR during the quarter ended June 30, 2020, we are subject to certain limitations on our ability to incur additional debt, make cash distributions on junior securities or repurchase junior securities, in each case, in accordance with the Investment Company Act of 1940, as amended, and the indentures governing our outstanding notes, until such time we are above the Minimum ACR.

SELECT SUBSEQUENT ACTIVITY

Distributions

As previously announced, in May 2020, our Board set monthly distributions of $0.083 per share for the third quarter of 2020, through the month ending September 30, 2020. The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders. The remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock, in accordance with applicable law and the indentures governing our outstanding notes.

In August 2020, our Board set monthly distributions of $0.083 per share for the fourth quarter of 2020, through the month ending December 31, 2020. The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders. The remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock, in accordance with applicable law and the indentures governing our outstanding notes.

CONFERENCE CALL AND WEBCAST

Great Elm Capital Corp. will host a conference call and webcast on Monday, August 10, 2020 at 10:00 a.m. Eastern Time to discuss its second quarter financial results. All interested parties are invited to participate in the conference call by dialing +1 (844) 820-8297; international callers should dial +1 (661) 378-9758. Participants should enter the Conference ID 9372556 when asked. For a copy of the slide presentation that will be referenced during the course of our conference call, please visit: http://www.investor.greatelmcc.com/events-and-presentations/presentations

The conference call will be webcast simultaneously at:
https://edge.media-server.com/mmc/p/fzae6hst

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC targets catalyst-driven investments as it seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Great Elm Capital Corp.

Consolidated Statements of Assets and Liabilities

Dollar amounts in thousands (except per share amounts)

	June 30, 2020	December 31, 2019
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $137,138 and $168,269, respectively)	$99,040	$147,412
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $74,964 and $85,733, respectively)	74,962	85,733
Affiliated investments, at fair value (amortized cost of $106,696 and $102,704, respectively)	38,485	40,608
Controlled investments, at fair value (amortized cost of $9,598 and $10,601, respectively)	8,736	9,595
Total investments	221,223	283,348

Cash and cash equivalents	30,977	4,606
Receivable for investments sold	1,531	-
Interest receivable	2,987	2,350
Dividends receivable	480	14
Due from portfolio company	729	617
Due from affiliates	15	15
Prepaid expenses and other assets	24	89
Total assets	$257,966	$291,039

Liabilities
Notes payable 6.50% due September 18, 2022 (including unamortized discount of $644 and $839, respectively)	$30,011	$31,792
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $1,171 and $1,321, respectively)	44,439	45,078
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,768 and $2,058, respectively)	41,505	42,942
Payable for investments purchased	78,136	72,749
Interest payable	361	354
Distributions payable	865	1,338
Accrued incentive fees payable	8,484	8,157
Due to affiliates	747	997
Accrued expenses and other liabilities	264	743
Total liabilities	$204,812	$204,150

Commitments and contingencies (Note 6)	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 10,424,957 shares issued and outstanding and 10,062,682 shares issued and outstanding, respectively)	$104	$101
Additional paid-in capital	194,460	193,114
Accumulated losses	(141,410)	(106,326)
Total net assets	$53,154	$86,889
Total liabilities and net assets	$257,966	$291,039
Net asset value per share	$5.10	$8.63

Great Elm Capital Corp.

Consolidated Statements of OPERATIONS

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$2,616	$3,673	$7,082	$7,522
Affiliated investments	243	213	470	411
Affiliated investments (PIK)	1,297	940	2,521	1,815
Controlled investments	28	539	98	1,053
Controlled investments (PIK)	-	299	-	583
Total interest income	4,184	5,664	10,171	11,384
Dividend income from:
Non-affiliated, non-controlled investments	-	138	3	211
Controlled investments	480	400	880	800
Total dividend income	480	538	883	1,011
Other income from:
Non-affiliated, non-controlled investments	26	32	56	132
Affiliated investments	-	2	-	2
Affiliated investments (PIK)	75	456	75	456
Controlled investments	3	19	12	39
Total other income	104	509	143	629
Total investment income	$4,768	$6,711	$11,197	$13,024

Expenses:
Management fees	$591	$742	$1,289	$1,448
Incentive fees	228	749	328	1,445
Administration fees	191	241	395	452
Custody fees	19	15	39	30
Directors’ fees	51	49	102	99
Professional services	250	229	507	468
Interest expense	2,390	1,571	4,695	3,025
Other expenses	132	120	274	278
Total expenses	$3,852	$3,716	$7,629	$7,245
Net investment income	$916	$2,995	$3,568	$5,779

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$(42)	$410	$(11,498)	$1,018
Repurchase of debt	974	-	1,117	-
Total net realized gain (loss)	932	410	(10,381)	1,018
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	2,472	(1,425)	(17,243)	718
Affiliated investments	(1,030)	(6,693)	(6,115)	(3,570)
Controlled investments	221	335	144	(255)
Total net change in unrealized appreciation (depreciation)	1,663	(7,783)	(23,214)	(3,107)
Net realized and unrealized gains (losses)	$2,595	$(7,373)	$(33,595)	$(2,089)
Net increase (decrease) in net assets resulting from operations	$3,511	$(4,378)	$(30,027)	$3,690

Net investment income per share (basic and diluted):	$0.09	$0.29	$0.35	$0.55
Earnings per share (basic and diluted):	$0.34	$(0.43)	$(2.96)	$0.35
Weighted average shares outstanding (basic and diluted):	10,195,857	10,239,631	10,129,269	10,439,572

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com